SERVICE AGREEMENT

THIS AGREEMENT dated for reference the 6th day of May, 2014 replaces and supersedes all previous agreements between the Service Provider and the Company.

BETWEEN:	Douglas McGibbon (the “Service Provider”)

AND:                      American Magna Corp.
        701 N. Green Valley Parkway, Suite 200 Henderson, Nevada, 89074

WHEREAS:

(the “Company”)
A.	The Company is a U.S. corporation in the business of mineral exploration; and

B.	The Company desires to develop a resource property exploration program; and

C.	The Company desires to retain the services of the Service Provider in the capacity pursuant to the terms hereof; and

D.	The Service Provider is a person providing services as the Secretary and Director of the Company.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, the parties agree as follows:

1.
ENGAGEMENT AND DURATION: The Company hereby engages the Service Provider to provide the services referred to in Section 3 hereof for the consideration hereinafter set forth and the Service Provider hereby accepts such engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2.
TERM:  The Service Provider’s engagement shall continue as long as the Service Provider remains engaged by the Company under this Agreement. This Agreement can be terminated at any time by either the Service Provider or the Company by providing 30 days written notice.  No severance or termination benefits are payable under this Agreement.  Nothing herein shall prevent the Service Provider from offering or performing consulting services to other individuals, businesses, or entities.

3.	DUTIES: The Service Provider will utilize his expertise to:
(a)
Provide services such as, but not limited to; identifying, assessing, and recommending action on opportunities from a geological perspective; providing technical support in planning and follow-up of operations; and other services that fit the parameters of the Company’s business plan as directed by the Company’s management.

4.	COMPENSATION:

4.1 Compensation:  The Service Provider will be paid $500 per month.

*	All travel charges, including air fare, meals, and lodging will be charged at actual cost.

4.2 Payment Terms
(a) The Company will pay the service provider quarterly in advance based on an invoice supplied to the Company by the Service Provider.

5.
CONFIDENTIALITY AND NON-DISCLOSURE: The Service Provider agrees on behalf of himself that any information provided to him by the Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement or as directed by legal or regulatory authority, without the express written consent of the Company while this Agreement is in effect.

6.
WAIVER: No consent or waiver, express or implied, by any party to this Agreement of any breach or default by the other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any party to  this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

7.
NOTICES:  Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or delivered by courier to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received when delivered. Each party to this Agreement may change its address by giving written notice of such change in this manner provided for above.

8.
APPLICABLE LAW:   This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada and the federal laws of the United States applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of Nevada.

9.
SEVERABILITY:  If any provision ofthis Agreement for any reason by declared invalid, such declaration shall not effect the validity of any remaining portion of the Agreement, which remaining portion remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

10.
ENTIRE AGREEMENT:  This Agreement, hereto constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by both parties hereto.

11.
INTERPRETATION:  Any reference to gender includes all genders, and the singular includes the plural and the body corporate. No provision of this Agreement shall be construed against any party by virtue of that party having drafted and prepared this Agreement; it being acknowledged and agreed that both parties participated in the negotiation, drafting and preparation of this Agreement. All headings are inserted for reference only.

12.	COUNTERPARTS: This Agreement may be executed in counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date set out on the first page of this Agreement.

Douglas McGibbon

___/s/___________________________
Douglas McGibbon
Authorized  Signatory

American  MagnaCorp.

__/s/____________________________
Per: Carl Nesbitt, President and CEO
Authorized Signatory